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Limoneira Expands Globally with Accretive Chilean Acquisition

- Expected to be Accretive in Fiscal 2018 and Generate Earnings Per Share of $0.06-$0.08 in Fiscal 2019 -

- Immediately Expands Chilean Lemon and Orange Acreage Holdings by 150% -

- Valuable Location Adjacent to Company’s Pan de Azucar Ranch and Rosales Packing House Assets -

Santa Paula, CA., June 20, 2018 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a diversified citrus packing, sales and marketing company with related agribusiness activities and real estate development operations, announced today that it has entered into an agreement in the form of a binding memorandum of understanding to acquire a ranch and related assets of Fruticola San Pablo S.A (“San Pablo”) in La Serena, Chile for $13 million subject to satisfactory due diligence to be further conducted by the Company.

The San Pablo ranch consists of 3,317 total acres on two parcels, including 247 acres producing lemons, 61 acres producing oranges, the opportunity to immediately plant 120 acres for lemon production, as well as the potential for approximately 500 acres of avocado production.

San Pablo’s results of operations will be included in Limoneira’s consolidated results of operations from the date of closing. Limoneira expects to invest an additional $2.8 million in fiscal 2018 and 2019 for new citrus plantings and enhanced water infrastructure to expand citrus production to 650,000 cartons of lemons and 85,000 cartons of oranges annually upon maturity of the ranch at peak production.

San Pablo’s proximity to Limoneira’s existing Pan de Azucar (PDA) ranch in a coastal region near La Serena, Chile, is advantageous given PDA’s ownership in the Rosales packing business. By adding San Pablo to the PDA assets and Rosales packing business, the Company will improve efficiencies and overall Chilean margins. Rosales will pack and sell all of the Company’s citrus production in the region under Limoneira’s One World of Citrus™ marketing team.

Harold Edwards, President and Chief Executive Officer, stated, "The addition of the San Pablo ranch to our growing global presence is consistent with our long-term strategy to dramatically expand our agribusiness internationally as a global, year round supplier of citrus. We have a very strong pipeline of potential acquisitions around the world, including the United States, and believe we are very well positioned to capitalize on this tremendous long-term growth opportunity.”

Alex Teague, Senior Vice President, commented, “This acquisition enables us to utilize our existing packing operation in Chile to improve margins for San Pablo’s current and future production. In addition, we will immediately begin planting additional acreage for increased lemon production. We have known the management team at San Pablo for many years and are very excited to leverage our current assets to expand production and distribution within Chile and throughout the world.”

The San Pablo acquisition is expected to close in July 2018. The Company expects the acquisition to add $0.02 - $0.03 in earnings per diluted share in fiscal 2018, and $0.06 - $0.08 in fiscal 2019.

About Limoneira Company

Limoneira Company, a 125-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lç mon´âra) is a dedicated sustainability company with 11,200 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona and Chile. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.